EXHIBIT 15.1

To the Board of Directors and Shareholders of

CytoMed Therapeutics Pte. Ltd

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial statements of CytoMed Therapeutics Pte. Ltd and its subsidiaries for the periods ended June 30, 2022 and 2021, as indicated in our report dated November 18, 2022; because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
November 18, 2022	Certified Public Accountants
PCAOB ID No. 1171